UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 1, 2011

SERVIDYNE, INC.

(Exact name of Registrant as Specified in its Charter)

Georgia	0-10146	58-0522129

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1945 The Exchange Suite 300 Atlanta, Georgia	30339-2029

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (770) 953-0304
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     Servidyne, Inc. (the “Company”) recently eliminated the position of Chief Executive Officer of the Company’s subsidiary, Abrams Properties, Inc. The primary responsibility of this position was the executive management of the Company’s Real Estate Segment.
     In recent years the Company disposed of the vast majority of its real estate holdings, and redeployed a substantial portion of the proceeds to establish and grow the Company’s Building Performance Efficiency Segment. The Company sold its last owned income-producing property, other than its corporate headquarters facility, in December 2010. Consequently, the Company no longer needs a full-time executive to manage real estate operations.
     As a result of this change, Ms. Melinda S. Garrett, previously Chief Executive Officer and President of Abrams Properties, Inc. and Vice President and Secretary of the Company, was separated from employment with the Company, effective as of February 1, 2011. The Company has offered Ms. Garrett, who joined the Company in 1989, approximately 30 weeks of severance pay at a rate equivalent to her most recent salary, in accordance with the Company’s severance policy. It is also anticipated that Ms. Garrett will enter into a part-time, non-executive consulting arrangement with the Company to facilitate the transition of her responsibilities and the orderly wind down of the Company’s real estate operations. In conjunction with this change, Mr. Alan R. Abrams, the Company’s Chairman of the Board and Chief Executive Officer, is assuming the role of President of Abrams Properties, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVIDYNE, INC.
Dated: February 4, 2011	By:	/s/ Rick Paternostro
Rick Paternostro
Chief Financial Officer